Exhibit (k)(7)

Cross-Indemnity Agreement

Agreement dated as of                  , 2007 between Aberdeen Australia Equity Fund, Inc (“Fund”), a closed-end management investment company registered under the Investment Company Act of 1940, as amended (“1940 Act”), and organized as a Maryland corporation, and Landesbank Berlin AG (“LB”), a German banking organization which is a corporation formed under the laws of the Federal Republic of Germany.

WHEREAS, LB, the beneficial owner of 2,592,641 shares of the Fund’s common stock par value $.01 (“Common Stock”), has approached the Board of Directors of the Fund (“Board”) regarding the registration of all of such shares (the “Shares”) under the Securities Act of 1933, as amended (“1933 Act”), in order to allow the Shares, currently subject to resale limitations under the 1933 Act, to be freely tradable in the open market;

WHEREAS, the Board has approved the preparation and filing with the Securities and Exchange Commission (“SEC”) of a registration statement on Form N-2 for the offer and sale of the Shares (the “Registration Statement”), dependent upon the condition that the Fund shall not be responsible for the payment of any costs and expenses in connection with the offer and sale of the Shares by LB;

WHEREAS, LB has undertaken to pay all of the costs and expenses, up to a maximum of $50,000, in connection with the offer and sale of the Shares by LB;

WHEREAS, Aberdeen Asset Management Inc. (“AAMI”) has undertaken to pay all of the costs and expenses if any, in excess of the maximum of $50,000 to be paid by LB in connection with the offer and sale of the Shares by LB.

WHEREAS, the Fund has filed the Registration Statement with the SEC and, as used in this Agreement, the term Registration Statement shall refer to the Registration Statement at the time it becomes effective, and as may be subsequently amended from time to time;

WHEREAS, certain disclosure to be included in the Registration Statement will be based upon information supplied to the Fund by LB, and the remaining disclosure in the Registration Statement will be based upon information provided by the Fund; and

WHEREAS, the Fund and LB wish to provide for indemnification by the other party in connection with certain matters related to the sale by LB of its Shares of the Fund’s Common Stock;

NOW, THEREFORE, the parties agree as follows:

1. Representations of LB. LB hereby represents to the Fund as follows:

(a) LB has been duly formed and is validly existing and in good standing as a corporation formed under the laws of the Federal Republic of Germany.

(b) LB is a banking organization regulated by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsausicht – BaFin).

(c) The execution and delivery of, and the performance by LB of its obligations under, this Agreement have been duly and validly authorized, and this Agreement has been duly executed and delivered by LB.

(d) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with LB’s execution and delivery of, and the performance by LB under, this Agreement.

(e) Moritz Sell has been duly authorized by LB to take all actions on behalf of LB in connection with the offer and sale of the Shares, and all actions heretofore taken by Mr. Sell in connection with the offer and sale of the Shares have been approved or ratified by LB.

(f) The following information has been provided by LB to the Fund for inclusion in and/or preparation of the Registration Statement:

(i) Landesbank Berlin AG is a German banking organization which is a corporation formed under the laws of the Federal Republic of Germany. The Shares were formerly owned by Bankgesellschaft Berlin AG (“BGB”), LB’s parent corporation, which is now called Landesbank Berlin Holding AG (“LBH”). The principal offices of both LB and LBH are located at Alexanderplatz 2 D-10178, Berlin, Federal Republic of Germany.

(ii) As of September 10, 2007 LB was the beneficial owner of 2,585,441 shares (constituting approximately 13.5% of the then outstanding shares), and the owner of record and beneficially of 7,200 shares (constituting less than .01% of the then outstanding shares), of the Fund’s Common Stock. All of such 2,592,641 Shares are to be registered pursuant to, and may be offered by, the Registration Statement. The offering and sale of the Shares pursuant to the Registration Statement is referred to in this Agreement as the “Offering”.

(iii) LB has informed the Fund that it deems itself currently to be a controlling party with respect to the Fund, as a result of its continued ownership of over 13% of the outstanding shares of the Fund’s Common Stock.

(iv) BGB acquired a total of 5,370,349 shares of the Fund’s Common Stock in October and November 2002, of which 5,348,149 shares were purchased from Mira L.P. in a private transaction that closed on October 22, 2002 and 22,200 shares were purchased in open market transactions in November 2002. Together with 4,600 shares of Common Stock previously owned by BGB, after these purchases, BGB owned a total of 5,374,949 shares, or approximately 31.4% of the then outstanding shares, of the Fund. From November 2004 through November 21, 2005, BGB sold a total of 753,999 shares of Common Stock in at-the-market transactions pursuant to the provisions of Rule 144 under the 1933 Act.

(v) On August 8, 2005, a registration statement on Form N-2 was filed with the SEC, covering 3,975,000 shares of the Fund’s common stock then owned by BGB (the “2005 Registration Statement”). The 2005 Registration Statement was declared effective on December 8, 2005. BGB commenced sales pursuant to the 2005 Registration Statement on December 21, 2005, and subsequently completed the sale of all shares that were registered for sale under the 2005 Registration Statement. Of the shares sold by BGB pursuant to the 2005 Registration Statement, BGB sold 1,600,000 shares to Credit Suisse and bought over-the-counter call options to purchase 1,600,000 shares of the Fund’s Common Stock from such counterparty, sold 810,000 shares to HypoVereinsBank and bought over-the-counter call options to purchase 810,000 shares of the Fund’s Common Stock from such counterparty, and sold 810,000 shares to Dresdner Bank AG and bought over-the-counter call options to purchase 810,000 shares of the Fund’s Common Stock from such counterparty. Such options were exercisable only on July 3, 2006, and on such date, BGB exercised the 810,000 options purchased from HypoVereinsBank in accordance with their terms, exercised the 810,000 options purchased from Dresdner Bank AG in accordance with their terms, and exercised 685,991 options purchased from Credit Suisse in accordance with their terms. Of the remaining options purchased by BGB from Credit Suisse, 114,009 options and 800,000 options were cancelled on July 3, 2006, upon payments by Credit Suisse, resulting in the disposition by BGB of all interest in the shares of the Fund’s Common Stock to which such options related. During March and April of 2006, BGB sold a total of 168,200 shares of Common Stock in at-the-market transactions pursuant to the provisions of Rule 144 under the 1933 Act.

(vi) Effective August 29, 2006, BGB changed its name to Landesbank Berlin Holding AG and all of the assets of BGB were transferred to LB, which was newly organized (the “Reorganization”). Upon the closing of the Reorganization on August 29, 2006, the 2,783,741 shares of the Fund’s Common Stock previously held by BGB were transferred to LB. During March and April of 2007, LB sold a total of 191,100 shares of Common Stock in at-the-market transactions pursuant to the provisions of Rule 144 under the 1933 Act.

(vii) On August 8, 2007, Erwerbsgesellschaft der S-Finanzgruppe mbH & Co. KG, a German limited partnership (the “Partnership”), acquired approximately 81% of the common voting stock of LBH from the Land Berlin (the State of Berlin) and became the controlling person of LBH and LB. The general partner of the Partnership is Regionalverbandsgesellschaft mbH, a German limited liability company (“RVG”) owned by several German regional savings bank associations. The principal offices of both the Partnership and RVG are located at Charlottenstrasse 47, D-10117 Berlin, Federal Republic of Germany.

(viii) LB intends to sell the Shares periodically in at-the-market sales on the American Stock Exchange, or on such other registered national securities exchanges, inter-dealer quotation systems, or alternative trading systems, through which such shares are traded, at such times and in such manner as LB may determine to be advantageous in light of the price at which the Shares trade from time to time, the volume of trading, the relationship of the Shares’ trading price to their net asset value, and any other factors that LB considers relevant. LB has not determined how many Shares it will sell pursuant to the Registration Statement and reserves the right to terminate sales of Shares and the Offering at any time. If LB determines that it is able to sell the Registration Shares in accordance with the provisions of Rule 144 under the 1933 Act in a manner other than pursuant to the Registration Statement, either during the Offering or after termination of the Offering, it may choose to do so. LB may continue to sell its Shares under Rule 144, to the extent permitted by Rule 144, at the same time as it is selling Shares pursuant to the Offering.

(ix) Proceeds received by LB as a result of any sale of Registration Shares pursuant to the Registration Statement will be utilized by LB for general corporate purposes.

(x) In connection with sales of Shares, LB reserves the right to enter into arrangements with the buyer to provide price protection; provided, however, that any such arrangements, if effected, would not result in the retention of any form of ownership of the Shares or the reacquisition of the Shares by LB or any of its affiliates.

(xi) LB intends to use the services of one or more brokers (collectively, “Selling Brokers”), which may include, without limitation, Seaboard Securities, Inc. and TFS Securities, Inc., to sell Shares pursuant to the Registration Statement, and LB will pay the Selling Brokers commissions of 1 ¢ to 6 ¢ per share.

(xii) Any additional, revised or updated information provided by LB to the Fund in writing for inclusion in and/or preparation of the Registration Statement, and in fact included therein, shall be deemed to be a representation by LB pursuant to this Agreement.

(g) LB has reviewed the provisions of the Registration Statement as filed with the SEC on May 8, 2007, Pre-Effective Amendment No. 1 to the Registration Statement as filed with the SEC on June 29, 2007, and Pre-Effective Amendment No. 2 to the Registration Statement as filed with the SEC on September 12, 2007 with respect to all matters that describe or pertain to LB, including without limitation, its use of proceeds and its plan of distribution of the Shares, and such provisions do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. LB will promptly notify the Fund of any change in the information provided by LB for inclusion in the Registration Statement, in order to ensure that the provisions of the Registration Statement with respect to all matters that describe or pertain to LB do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

2. Representations of the Fund. The Fund hereby represents to LB as follows:

(a) The Fund has been duly formed and is validly existing and in good standing as a corporation under the laws of Maryland.

(b) The Fund is a closed-end management investment company registered under the 1940 Act.

(c) The execution and delivery of, and the performance by the Fund of its obligations under, this Agreement have been duly and validly authorized by Board, and this Agreement has been duly executed and delivered by the Fund.

(d) No consent, approval, authorization, filing with or order of any court or governmental agency or body is required in connection with the Fund’s execution and delivery of, and the performance by the Fund under, this Agreement.

(e) The provisions of the Registration Statement, other than with respect to the information provided by LB to the Fund as referred to in Section 1(f) of this Agreement (as to which the Fund makes no representation), do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3. Covenants. LB hereby covenants to the Fund that:

(a) LB will pay the costs and expenses, up to a maximum of $50,000, in connection with the offer and sale of the Shares by LB, including, without limitation, the registration of the Registration Shares and related legal expenses of U.S. and foreign counsel to the Fund, and counsel to the independent directors of the Fund, the related costs of the Fund’s independent registered public accounting firm, and printing expenses.

(b) LB will immediately cease making offers and sales of the Shares, whether pursuant to the Registration Statement or otherwise, upon receipt by LB of notice from the Fund that, in the sole discretion of the officers of the Fund upon consultation with Fund counsel, together with the reasons therefor, such offers and sales of Shares might result in a violation of the federal or state securities laws. LB may not dispute the determination by the officers of the Fund that such offers and sales of Shares might result in a violation of the federal or state securities laws, or the reasons for such determination. LB will not recommence making offers and sales of the Shares until notified by the Fund that LB may do so.

4. Indemnification of the Fund by LB. LB shall indemnify and hold harmless the Fund, its directors, officers and affiliates for any judgments, settlements, costs and/or reasonable attorneys’ fees incurred by the Fund, its directors, officers and affiliates (including attorneys’ fees incurred by the Fund in enforcing the right to be indemnified by LB under this Agreement) as a result of any claims or demands made by any person, for which the Fund is or may become liable as a direct or proximate result of: (i) any untrue statement of a material fact in the Registration Statement or omission to state a material fact required to be stated in the Registration Statement or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, based upon or related to the information provided by LB to the Fund for inclusion in the Registration Statement or based upon the representations of LB set forth in Section 1 of this Agreement, and (ii) any sales by LB of its Shares: (a) pursuant to the Registration Statement in violation of federal or state securities laws (but without prejudice to LB’s rights of indemnification by the Fund pursuant to Section 5 hereof), or (b) in a manner not in compliance with disclosures provided by LB with regard to the manner of distribution or sale of its Shares pursuant to the Registration Statement or, while the Registration Statement remains in effect, pursuant to Rule 144 under the 1933 Act.

5. Indemnification of LB by the Fund. The Fund shall indemnify and hold harmless LB, its directors, officers and affiliates for any judgments, settlements, costs and/or reasonable attorneys’ fees incurred by LB (including attorneys’ fees incurred by LB, its directors, officers and affiliates in enforcing its right to be indemnified by the Fund under this Agreement) as a result of any claims or demands made by any person, for which LB is or may become liable as a direct or proximate result of any untrue statement of a material fact in the Registration Statement or omission to state a material fact required to be stated in the Registration Statement or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, other than based upon the information provided by LB to the Fund for inclusion in the Registration Statement or the representations of LB set forth in Section 1 of this Agreement; and further provided that the Fund shall not indemnify LB for any liability arising out of willful misfeasance, bad faith, gross negligence or reckless disregard of his duties by Mr. Sell in his capacity as a director of the Fund.

6. Notification; Settlement.

(a) Promptly after receipt by the indemnified party of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against the indemnifying party pursuant to this Agreement, the indemnified party shall notify the indemnifying party in writing of such claim or of the commencement of such action, but the omission to so notify the indemnifying party will not relieve it from any liability which it may have to the indemnified party under this Agreement (except to the extent that such omission materially and adversely affects the indemnifying party’s ability to defend such action) or from any liability otherwise than under this Agreement. Subject to the provisions hereinafter stated, in case any such action shall be brought against the indemnified party, the indemnifying party shall be entitled to participate therein, and, to the extent that it shall elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from the indemnified party, shall be entitled to assume the defense thereof, with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense thereof, the indemnifying party shall not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof, provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified party, for the same counsel to represent both the indemnified party and the indemnifying party or any affiliate or associate thereof, the indemnified party shall be entitled to retain its own counsel at the expense of the indemnifying party; provided, however, that the indemnifying party shall not be responsible for the fees and expenses of more than one separate counsel (together with appropriate local counsel) for the indemnified party. In no event shall the indemnifying party be liable in respect of any amounts paid in settlement of any action unless the indemnifying party shall have approved the terms of the settlement. The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which the indemnified party is or could have been a party and indemnification could have been sought hereunder by the indemnified party, unless such settlement includes an unconditional release of the indemnified party from all liability on claims that are the subject matter of such proceeding.

(b) The party seeking particular indemnification payments pursuant to Section 4 or 5, as the case may be, shall not be entitled to receive such payments unless: (i) it has sought consent for such indemnification payments from the indemnifying party and obtained such consent, or (ii) it has sought such consent from the indemnifying party and such consent has been unreasonably denied.

7. Survival of Obligations. The obligations of each party to indemnify the other party pursuant to the terms of this Agreement shall survive any termination of offers and sales by LB of its Shares, whether or not pursuant to the Registration Statement, and shall remain in full force and effect until the final settlement or adjudication of any action (including any appeals with respect thereto) pursuant to which a claim could be brought under this Agreement and the resolution of any related claim for indemnification under this Agreement.

8. Amendment. This Agreement may be amended by the parties hereto only if such amendment is set forth in a written instrument executed by each of the parties hereto.

9. Governing Law; Venue.

(a) This Agreement and all rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the laws of New York, including New York General Obligations Law Sections 5-1401 and 5-1402, but otherwise without regard to laws of New York concerning conflicts of laws or choice of forum.

(b) Any suit, action or proceeding to enforce this Agreement, or arising out of or relating to this Agreement or the transactions contemplated hereby (“Action”), shall be brought exclusively in the New York State or Federal Court sitting in New York County, New York (an “Appropriate Court”) and each party hereto irrevocably submits to the personal jurisdiction of an Appropriate Court with respect to any Action. Each party hereby waives, and agrees not to assert, any defense to an Action brought in an Appropriate Court based on a claim that such party is not subject to the jurisdiction of the Appropriate Court, or the Appropriate Court is an inconvenient forum or is in any way an improper venue for the Action (the “Waivers”). Notwithstanding the foregoing, should either party bring an Action in a court other than an Appropriate Court, the plaintiff in such Action shall be bound by the Waivers, and shall not assert positions contrary thereto, in respect to any motion by the defendant to transfer such Action to any Appropriate Court.

(c) Each party hereby irrevocably consents to the service of copies of any summons and complaint and any other process which may be served in any Action in any Appropriate Court by registered express mail, return receipt requested, or by delivering a copy of such process to such party, at its address specified in Section 10 or by any other manner permitted by law. Each party agrees that a final judgment in any Action in an Appropriate Court shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or by any other manner provided by law.

10. Notices. All notices and other communications hereunder (including process) shall be in writing and shall be deemed to have been duly given if mailed, delivered by hand, or delivered by any standard form of telecommunication that provides for receipt by the sender of proof of receipt. Notices to the Fund shall be directed to the office of the Fund at 800 Scudders Mill Road, Plainsboro, New Jersey 08536, Attention: Alan Goodson, Secretary, with copies to Sander M. Bieber, Esq., Dechert LLP, 1775 I Street, N.W. Washington D.C. 20006; and notices to LB shall be directed to the office of LB, Alexanderplatz 2-10178, Berlin, Germany, Attention: BG-LO, Moritz Sell., with copies to Edwin C. Laurenson, Esq., McDermott, Will & Emery LLP, 50 Rockefeller Plaza, New York, New York 10020, or in the case of each party so designated, to such address or addressee as may be designated by notice delivered as provided above.

11. No Assignment. This Agreement shall not be assigned by either party without the prior written consent of the other.

12. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter expressly set forth herein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ABERDEEN AUSTRALIA EQUITY FUND, INC.		LANDESBANK BERLIN AG

By		By
	Name:		Name:
	Title:		Title:

By
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